Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-275127) of Clean Energy Technologies, Inc. (the “Company”), as amended, and in the related prospectus and any prospectus supplements thereto, of our report dated June 4, 2026, with respect to the consolidated financial statements of the Company as of December 31, 2025 and 2024, and for the years then ended, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Our report dated June 4, 2026, includes an explanatory paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.

/s/ TAAD LLP

Diamond Bar, California

June 4, 2026